SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: December 14, 2004

BDC CAPITAL, INC.
 (Exact Name of Registrant as Specified in its Charter)

Minnesota	000-27225	41-1427445
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Idenfication No.)

11974 Portland Avenue, Burnsville, Minnesota 55337
(Address of principal executive offices)

Registrant's telephone number, including area code: (952) 890-2362

ENETPC, INC.
(Former name or former address, if changed since last report)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On December 14, 2004, the Company accepted the resignations of Pierce McNally, Joe Whitney and Jason Willits from the Board of Directors. Prior to the resignations herein described, the Board of Directors appointed Mr. Steven R. Peacock to the Board of Directors. The Board of Directors now consists of Jeff Mills, Steven R. Peacock and Robert A. Pomije.

Mr. Peacock entered into an agreement with the Company, effective as of December 14, 2004. The agreement has a twelve month term, subject to renewal upon agreement of the parties. Under the agreement, Mr. Peacock is entitled to a monthly $1,500 fee for services rendered. Mr. Peacock will also be serving on the audit committee and the investment committee of the Board of Directors.

Steven R. Peacock, Director - Mr. Peacock is the founding partner of Javelin Advisory Group, a business consulting company that specializes in start-up, troubled and small-cap public companies. Before starting Javelin Advisory Group, Mr. Peacock was President of Peacock Financial, a business development company he founded to invest in and acquire real estate, and various other operating businesses. Mr. Peacock has over fifteen years of experience in seeking out and identifying emerging growth investment opportunities, both startup companies and work-out assignments, and twenty years of experience in the real estate development industry. Mr. Peacock has an extensive operating knowledge of the Business Development Company process, having operated the first BDC on the West Coast from 1998 to 2000. During that period, he was directly responsible for raising approximately $8M under Regulation E, creating market liquidity for the company's stock and building the company's investor base from 250 to over 4,000 shareholders.

ITEM 9.01 Financial Statements and Exhibits

A) Financial Statements: N/A

B) Exhibits:

Exhibit No.	Document	Location
3.1	Articles of Incorporation	Previously filed
3.2	Bylaws	Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BDC CAPITAL, INC.

Date: December 20, 2004	By: /s/ Richard A. Pomije
Richard A. Pomije, Chief Executive Officer